Exhibit 10.2

TITAN MACHINERY INC.

Description of Fiscal 2008 Executive Bonus Plan

Titan Machinery Inc.’s Executive Bonus Plan (the “Plan”) is designed to reward executive officers for achievement of performance relating to Titan’s goals and achievement of personal goals annually set by the Compensation Committee.

Our Chief Executive Officer and our President and Chief Financial Officer each may earn a potential bonus of up to 200% of his base salary in a fiscal year and our Vice President, Finance and Treasurer may earn a potential bonus of up to 70% of his base salary. Base salary will be the officer’s annual salary rate, as determined by the Compensation Committee for such fiscal year.  The Plan provides that 40% of the eligible bonus is based upon achievement of Titan’s pre-tax net income goal, 20% is based on achievement of Titan’s total sales goal and 20% is based on Titan’s return on assets goal.  The remaining 20% of the eligible bonus is based upon achievement of personal position-specific goals set by each officer in consultation with the Compensation Committee.(1)

The annual bonus will be paid 100% in cash.